Exhibit 10.5

Hewitt Associates, Inc.

Annual Retainer

2009 Deferral Election Agreement

Please complete this Annual Retainer Deferral Election Agreement (Agreement) and return a signed copy to Margaret Kuretich no later than December 31, 2008.

Name:	SS#:

☐

I do not wish to defer my $75,000 annual retainer that will be earned and paid in 2009 and choose to receive payment as indicated below:

            I wish to receive my annual retainer in cash.

            I wish to receive my annual retainer in Hewitt common stock (Shares) based on the Fair Market Value of Hewitt Stock on the date the retainer would have otherwise been paid in cash.

I understand this is a voluntary election.

(If you check this box and select a current payment in cash or stock, do not complete the remainder of this agreement—skip ahead to the bottom of the reverse side of this Agreement, date and sign, and return the Agreement as indicated above.)

************

☐	I hereby irrevocably elect to defer 100% of my $75,000 annual retainer that will be earned in 2009. I understand that the amount deferred will be converted to Deferred Stock Units (DSUs) based on the Fair Market Value of Hewitt Stock as of the date the retainer would have otherwise been paid and will be subject to the terms and provisions outlined in this Agreement in the manner set forth below. (If you check this box, please complete the following sections of this Agreement, date and sign at the bottom of the reverse side, and return the Agreement as indicated above.)

Settlement Date(s)

In making this election, the following rules apply:

•	You must elect the Settlement Date as of which your DSUs will be converted to actual Shares of stock and issued to you.

•	The settlement of any vested DSUs will commence upon termination or retirement from the Board, in the manner you select below.

•	You may elect to receive your Shares in a single lump sum or in installments over two or three years.

I hereby irrevocably elect the following form of settlement for my DSUs:

☐	100% lump-sum payout upon termination or retirement from the Board;

☐	Two equal annual installments commencing upon termination from the Board; or

☐	Three equal annual installments commencing upon termination from the Board.

OVER

Manner of Transfer

All deferrals to a particular Settlement Date will be paid out in Shares. All of the Shares you are entitled to receive on the Settlement Date(s) specified in this Agreement will be transferred to you on such Settlement Date(s).

Terms and Conditions

By signing this form, you hereby acknowledge your understanding and acceptance of the following:

1.	Withholding. The Company shall have the right to deduct from all deferrals or payments hereunder, any federal, state, or local tax required by law to be withheld.

2.	Nonassignable. Your rights and interests under this Deferral Election Agreement may not be assigned, pledged, or transferred other than as provided in the Hewitt Associates, Inc. Global Stock and Incentive Compensation Plan.

3.	Termination of This Agreement. The Company reserves the right to terminate this Agreement at any time. In such case, any undistributed DSUs which are subject to the Deferral Election Agreement shall be distributed in accordance with the terms of this Agreement unless the Company determines to make a distribution at an earlier time in accordance with the requirements of Code Section 409A and Treas. Reg. § 1.409A-3(j)(4)(ix)(C).

4.	Bookkeeping Account. The Company will establish a bookkeeping account to reflect the number of DSUs that are subject to this Agreement and shall maintain a record of the cash or other amounts that were converted to DSUs pursuant to this Agreement.

5.	Retail Broker Account: The payment of Shares pursuant to this Agreement shall be issued electronically to an account in your name, managed by the then Plan administrator, as of the applicable Settlement Dates (or normal retainer payment date). Subject to the withholding requirements outlined above, this electronic entry representing the unrestricted Shares will be delivered to you as soon as practicable after the Settlement Date.

6.	Dividends. In the event cash dividends and/or other distributions are paid with respect to actual Shares outstanding, your Bookkeeping Account will be credited with additional DSUs equal to the total value you would have received if your undistributed DSUs had been Shares divided by the Fair Market Value of a Share on the date the dividend or distribution would otherwise have been paid.

7.	Change in Control. Upon a Change in Control that qualifies as a change in control as defined under Code Section 409A or guidance thereto, all of your undistributed DSUs shall be converted into Shares of the Company. Such Shares shall be distributed to you as soon as practicable following the Change in Control.

8.	Termination or Retirement from the Board. A termination or retirement from the Board shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts upon or following termination or retirement from the Board unless such termination or retirement is also a “separation from service” within the meaning of Code Section 409A.

9.	Governing Law. This Agreement shall be construed and administered according to the laws of the State of Illinois.

10.	Defined Terms. All capitalized terms not defined in this Agreement are defined in the Hewitt Associates, Inc. Global Stock and Incentive Compensation Plan.

By executing this Agreement, I hereby acknowledge my understanding of and agreement with all the terms and provisions set forth in this Hewitt Associates, Inc. Annual Retainer Deferral Election Agreement.

DIRECTOR	HEWITT ASSOCIATES, INC.

By:

Date:	Date: